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                                                                     EXHIBIT 8.2
                            MOORE & VAN ALLEN, PLLC
                   A PROFESSIONAL LIMITED LIABILITY COMPANY
                               ATTORNEYS AT LAW
                         NATIONSBANK CORPORATE CENTER
                       100 NORTH TRYON STREET, FLOOR 47
                           CHARLOTTE, NC 28202-4003
                                 704-331-1000

                               December 11, 1998

Interstate/Johnson Lane, Inc.
IJL Financial Center
201 North Tryon Street
Charlotte, North Carolina 28201

Ladies and Gentlemen:

     We have acted as special counsel to Interstate/Johnson Lane, Inc., a Delaware corporation ("I/JL") in connection with the proposed merger (the "Merger") of I/JL into Wachovia Corporation, a North Carolina corporation ("Wachovia"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of October 27, 1998 between I/JL and Wachovia (the "Merger Agreement"). At your request, in connection with the filing of a Registration Statement on Form S-4 with the United States Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion herein concerning certain federal income tax consequences of the Merger.

     For purposes of the opinions set forth herein, we have relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the representation letters from I/JL and Wachovia to us and Sullivan & Cromwell, and we have assumed that such warranties and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement and Prospectus therein (together, the "Proxy Statement"). Capitalized terms used but not defined herein have the meanings given to such terms in the Proxy Statement or the Merger Agreement.

     We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement.

     Based on the foregoing, it is our opinion that:

     (1) The Merger will constitute a "reorganization" described in section 368 of the Internal Revenue Code of 1986, as amended; and

     (2) No gain or loss will be recognized by the stockholders of I/JL who receive shares of common stock of Wachovia in exchange for shares of common stock of I/JL, except with respect to cash received in lieu of fractional shares.

     No legal opinion expressed herein is binding upon the Internal Revenue Service and there can be no guarantee that the Internal Revenue Service will not challenge any tax issue discussed herein. In rendering this opinion we are assuming no obligation to keep any of the parties apprised of any changes in law or regulations subsequent to the Effective Time.

     The opinions expressed in this letter are based solely upon the information, representations and assumptions set forth herein. No views are expressed with respect to any state and local tax consequences, any federal tax consequences other than those set forth above, or any other federal or state laws not explicitly referred to and discussed.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Federal Income Tax Consequences" and elsewhere in the Proxy Statement.

                                             Very truly yours,


                                             MOORE & VAN ALLEN, PLLC